012 Putnam Equity Income Fund
5/31/03 Semi Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	11,636
Class B	2,477
Class C	198

72DD2 (000s omitted)

Class M	587
Class R	-
Class Y	1,427

73A1

Class A	0.104
Class B	0.060
Class C	0.060

73A2
Class M 0.074
Class R	0.048
Class Y	0.119

74U1 (000s omitted)

Class A	121,198
Class B	44,615
Class C	3,735

74U2 (000s omitted)

Class M	8,500
Class R	--
Class Y	16,460

74V1

Class A	13.68
Class B	13.57
Class C	13.62

74V2

Class M	13.58
Class R	13.68
Class Y	13.68